Director’s Agreement

This Director’s Agreement between Vysis, Inc. ("Vysis"), a Delaware corporation, and Dr. Walter R. Quanstrom is effective April 1, 2000.

WHEREAS, Vysis and Dr. Quanstrom wish to set out the terms of compensation for Dr. Quanstrom’s service on Vysis’ Board of Directors after his retirement from employment with BP Amoco p.l.c.

Therefore, Vysis and Dr. Quanstrom agree to the following Director’s Agreement.

(1) Vysis agrees to pay Dr. Quanstrom a monthly Director’s retainer fee of $2,000 per month, for each month or part thereof in which he serves as a member of Vysis’ Board of Directors.

(2) Vysis agrees to pay Dr. Quanstrom for each Vysis Board of Directors meeting that he attends in person $2,000 and for attendance by teleconference $400 for up to one hour and $750 for teleconferences over 1 hour.  Vysis further agrees to reimburse all reasonable travel and other expenses Dr. Quanstrom incurs for attendance at a Board of Directors meeting.  Vysis shall pay the Board meeting fee promptly after each meeting and shall reimburse the expenses promptly after receipt from Dr. Quanstrom of an invoice therefor.

(3) Dr. Quanstrom will also participate in Vysis’ 1999 Outside Directors Stock Option Plan ("Plan") according to the terms of the Plan.  Vysis agrees that Dr. Quanstrom will be granted an initial option for 10,000 shares as specified in the Plan, with the grant to be made as of April 1, 2000.  Dr. Quanstrom’s participation in the Plan is subject to the Plan and to his acceptance and execution of Vysis' standard stock option agreement for the Plan.

(4) Vysis shall indemnify Dr. Quanstrom for his service as a member of Vysis' Board of Directors to the fullest extent permitted under Delaware law.

(5) Dr. Quanstrom agrees that Vysis shall have the right to make disclosures of information concerning Dr. Quanstrom as a member of Vysis' Board of Directors which are required by applicable law.

Accepted and agreed to:

VYSIS, INC.	DR. WALTER R. QUANSTROM

/s/ John L. Bishop	/s/ Walter R. Quanstrom
John L. Bishop

President & CEO